FOR IMMEDIATE RELEASE
Feb. 3, 2003

Tellabs CFO Joan Ryan resigns to accept CFO post at SIRVA Corporation

Naperville, Ill. – Tellabs today announced that Joan Ryan, Tellabs’ executive vice president and chief financial officer, is resigning effective Feb. 7 to become senior vice president and chief financial officer at SIRVA Corporation, a Westmont-based global provider of relocation services. Ryan, 46, had served as Tellabs CFO since joining the company in 2000.

Tellabs plans to conduct a search for a new chief financial officer. In the interim, Michael Smiley, Tellabs vice president of international finance and treasurer, will serve as acting CFO.

“Joan has built a strong finance team that has successfully focused on maximizing profits, investing for future growth and maximizing our cash flow during difficult times,” said Michael J. Birck, Tellabs chairman and CEO. “We appreciate Joan’s exemplary service to Tellabs and wish her well for the future.”

Tellabs ended 2002 with more than $1 billion in cash and marketable securities and no debt.

Tellabs provides innovative bandwidth management solutions to help carriers around the world move communications most efficiently and effectively. The world communications through Tellabs – most telephone calls and Internet sessions in several countries, including the United States, flow through the company’s equipment. Tellabs employee owners develop and deploy solutions that provide aggregation, grooming and business services in metro/regional networks in more than 100 countries (NASDAQ: TLAB; tellabs.com).

INVESTOR CONTACT: John Springer
+1.630.798.3603
John.Springer@tellabs.com

MEDIA CONTACT: Jean Medina
+1.630.798.2509
Jean.Medina@tellabs.com

Tellabs and the Tellabs logo are registered trademarks of Tellabs or one of its affiliates in the United States and/or in other countries.